Exhibit 99.1

LML Payment Systems, Inc.
Second Quarter Fiscal 2007 Conference Call
November 8, 2006

Operator:

Ladies and gentlemen, welcome to the LML Payment Systems Second Quarter Fiscal 2007 conference call. During this session all lines will be muted. Following management’s prepared remarks we will holding a Q&A session. If you have a question press the one key on your touch tone phone and an operator will take your question. If you need audio assistance, please star, zero and an operator will assist you.

With us on the call today is Patrick Gaines, President and CEO, and Richard Schulz, Chief Accounting Officer. Everyone should have access to the earnings release, which went out earlier today. If not, the release is available on the LML web site at www.lmlpayment.com.

Before we begin, we would like to remind everyone that prepared remarks may contain forward-looking statements regarding future events and the future performance of the corporation and management may take additional forward-looking statement in response to your questions. These statements do not guarantee future performance; therefore undo reliance should not be placed upon them. We refer all of you to the corporation’s most recent Form 10-K and 10-Q, filed with the Securities and Exchange Commission as well the Safe Harbor statement in today’s earnings release. For more detailed discussion of the factors that could cause actual results to differ materially from those projected in any forward-looking statement, the corporation assumes no obligation to revise any forward-looking projections that may be made in today’s release or call.

At this time I would like to turn things over to Patrick Gaines. Please go ahead, sir.

Patrick Gaines:

Thank you, Operator. Good afternoon everyone, and thank you for joining us today as we discuss results for the second quarter of fiscal 2007. I’m going to cover some highlights of the quarter and then Richard will give you additional detail on our operational and financial results. I’ll then come back and conclude the prepared portion of the call with a few closing remarks before taking questions.

In our second quarter we reported revenue of approximately $1.7 million, an increase of 41% for the same period last year. The overall increase was due primarily to increased revenue from our intellectual property licensing. We reported a net loss of $419,000 or $0.02 per share. This figure includes just over $300,000 of stock-based compensation and approximately $80,000 in amortization and depreciation. The upshot is, we came within $40,000 of achieving profitability prior to equity compensation expensing and other non-cash items.

Revenue from our various departments was mixed. We saw a 29% decrease in check verification revenue against the same period last year. This is a result of predatory pricing and other pricing plans enacted by certain of our competitors that we decided to match in order to retain certain accounts. We saw revenue from our primary check collection segment decrease 15%, but at the same time we saw revenue from our secondary collection operations increase by 37% against the same period last year. In light of these trends, within our collection business, we began to implement a plan to combine both of our primary and secondary collection operations into the same operational facility in Wichita. We believe the combination which coincides with the expiration of our lease facilities in Dallas would not only result in significant operating efficiencies, allowing us to more efficiently execute upon our strategy of providing end-to-end check services to clients, but will result in significant reduction in costs, estimated to be just under $500,000 on an annual basis.

Revenue from software licensing increased 129% and is primarily attributable to our partnership with CheckFree to provide integrated software products to banks and large volume billers who wish to process checks electronically. Revenue from this relationship has been lumpy or uneven in the past but we anticipate an evening and increasing revenue stream to develop from this leveraged relationship. We believe the primary drivers of this revenue stream include the continued wide spread adoption of ARC services in the marketplace. According to NACHA, the number of ARC transactions reached approximately 500 million in the second calendar quarter of this year, a 29% increase from the same period last year.

Revenue from our intellectual property licensing increased over 990% for the same period last year and is primarily attributable to the settlement with the three defendants to our litigation that concluded earlier this year. But most importantly, running royalties associated with our licensees primarily rated the POP transactions, increased 164% over the same period last year. Historically, POP transactions have lagged behind other forms of electronic check conversion in term’s adoption. But the most recent numbers of NACHA indicate a 42% increase In POP transactions for the same period just one year ago. We expect this growth to continue and we anticipate continued increases in our running royalties.

With respect to additional intellectual property licenses, we continue to have discussions with potential licensees and while we did not execute a license agreement this past quarter, we fully expect licensing or intellectual property to form an important part of our future. We continue to remain extremely confident in our intellectual property strategy, which involves licensing, and enforcement elements, as well as the continued development of new intellectual property including reissuing existing property.

I’ll now turn the call over to Richard, who will cover off the financial results in more detail.

Richard Schulz:

Thank you, Patrick. As Patrick discussed, we experienced approximately a 41.2% increase in total revenue from approximately $1.2 million from the second quarter a year ago, to approximately $1.7 million for our current second quarter. I’ll discuss the specific details from our various revenue streams.

Revenue from electronic check verification was approximately $203,000 for our second quarter; approximately 29%...29.8% decrease from revenue from electronic check verification of approximately $289,000 for our second quarter a year ago. As Patrick discussed earlier, in response to predatory pricing from our competitors we reduced the per transaction pricing of our enhanced electronic check verification services provided to certain existing customers who entered into contract renewals during our first quarter. Revenue from our primary check collections business decreased approximately 15.7% from approximately $235,000 for our second quarter a year ago to approximately $198,000 for our current second quarter. The reduction in revenue from our primary check collections business is primarily attributable to an overall reduction in new returned check volume of approximately 33.5% provided to us for primary collection services. We believe this reduction may be attributable to better check verification services we are providing to some of our customers and fewer paper checks being processed by some of our customers.

Revenue from our secondary check collections business increased to approximately 37.6% from approximately $442,000 for our second quarter a year ago to approximately $608,000 for our current second quarter. The increase in revenue from our secondary check collection business is primarily attributable to an increase in collections of the principle amount and related fees of returned checks that are signed for secondary recovery.

Revenue from royalties received from CheckFree Corporation pertaining to their marketing of the PET-Plus reach (sp?) product was approximately $140,000 for our current second quarter versus approximately $61,000 for our second quarter a year ago. Revenue from licensing or patented intellectual property increased by approximately $360,000 from approximately $33,000 for our second quarter a year ago, to approximately $393,000 for our current second quarter.

Our current second quarter licensing revenue of approximately $393,000 consists of: (1) approximately $306,000 net of legal fees representing the recognized current period portion of deferred revenue from one granted license, and (2) approximately $87,000 related to aggregate licenses providing running royalties.

Our costs of operations increased approximately 9.1% from approximately $1.1 million for our second quarter a year ago to approximately 1.2 million for our current second quarter. The increase was primarily attributable to an increase in costs of approximately $60,000 associated with increases in our secondary check collections business and partially attributable to an increase in our personnel costs.

Our sales, general and administrative expenses decreased approximately 48.2% from approximately $1.7 million for our second quarter a year ago, to approximately $881,000 for our current second quarter. The decrease is primarily attributable to a decrease of approximately $555,000 in legal fees attributable to our patent infringement enforcement activities which culminated in April 2006, and partially attributable to a decrease in stock-based compensation expense from approximately $203,000 from approximately $505,000 for our second quarter a year ago, to approximately $302,000 for our current second quarter.

Our other expenses decreased approximately $226,000 from approximately $229,000 for our second quarter a year ago to approximately $3,000 for our current second quarter. The decrease in other expenses in primarily attributable to costs of approximately $227,000 incurred during our second quarter a year ago, attributable to an arbitrator’s decision to award a former consultant of ours damages, interest, and certain arbitration costs.

Interest income increased to $117,000 for our current second quarter, as compared to approximately $37,000 for our second quarter a year ago. The interest, the increase in the interest income was primarily attributable to an increase in interest bearing cash investments resulting from the net consideration we received from the three settlements and license agreements we entered into in April 2006. We had a net loss of approximately $419,000 or approximately $0.02 per share for our current second quarter versus a net loss of approximately $2 million, or approximately $0.10 per share, for our second quarter a year ago. This represents an improvement in our net loss of approximately $1.6 million or approximately $0.08 per share for our current second quarter versus our second quarter a year ago.

I’ll now discuss our financial results for the six months ended September 30th, 2006, as compared to the six months ended September 30th 2005. Total revenue for the six months ended September 30th, 2006 was approximately $3.4 million, which represents an increase of approximately 25.9% from total revenue of approximately $2.7 million for the six months ended September 30th 2005. This increase is primarily attributable to an increase in revenue from licensing or patented intellectual property. Revenue from electronic check verification was approximately $428,000 for the six months ended September 30th, 2006. Approximately a 24.8% decrease from revenue from electronic check verification of approximately $569,000 for the six months ended September 30th, 2005. Revenue from our primary check collections business decreased approximately 24.4% from approximately $533,000 for the six months ended September 30th, 2005, to approximately $403,000 for the six months ended September 30th, 2006. The reduction in revenue from our primary check collections business was primarily attributable to an overall reduction in new returned check volume of approximately 32% provided to us for primary collection services.

Revenue from our secondary check collections business increased approximately 30.3% from approximately $998,000 for the six months ended September 30th, 2005, to approximately $1.3 million for the six months ended September 30th, 2006. The increase in revenue from our secondary check collections business was primarily attributable to an increase in collections of the principle amount and related fees of returned checks assigned for a secondary recovery.

Revenue from licensing or patented intellectual property increased by approximately $852,000 from approximately $65,000 for the six months ended September 30th, 2005, to approximately $918,000 in the six months ended September 30th, 2006. The licensing revenue for approximately $918,000 consists of: (1) approximately $143,000 net of legal fees, pertaining to one granted license; (2) approximately $612,000 net of legal fees, representing the recognized current period portion of deferred revenue from the second granted license, and (3) approximately $163,000 related to aggregate licenses providing running royalties.

Our costs of operations increased from approximately $2.3 million for the six month ended September 30th, 2005, to approximately 2.5 million for the six months ended September 30th, 2006, an increase of approximately 8.7%. The increase was primarily attributable to an increase in costs of approximately $140,000 associated with increases in our secondary check collections business and partially attributable to an increase in our personnel costs.

Our sales, general, and administrative expenses decreased to approximately $1.6 million from approximately $2.9 million for the six months ended September 30th, 2006, and 2005 respectively; a decrease of approximately $1.3 million or approximately 44.8%. This decrease is primarily attributable to a decrease of approximately $932,000 in legal fees attributable to our patent infringement enforcement activities which culminated in April 2006, and partially attributable to a decrease in stock-based compensation expense of approximately $236,000 from approximately $661,000 for the six months ended September 30th, 2005, to approximately $426,000 for the six months ended September 30th, 2006.

During the six months ended September 30th, 2006 we had other income of approximately 381,000 compared to other expenses of approximately $229,000 for the six months ended September 30th, 2005. As we discussed in our first quarter financial results, the other income of approximately $381,000 for the six months ended September 30th, 2006, consists of approximately 377,000 net of legal fees, attributable to specific release provisions contained in two of the license agreements entered into in April 2006, as well as approximately $22,000 net of legal fees, attributable to the recognized current period portion of deferred other income from a certain Stanso (sp?) agreement contained in one of these licenses.

Our interest income increases approximately $221,000 from approximately $76,000 for the six months ended September 30th, 2006 and 2005 respectively. The increase in interest income was primarily attributable to an increase in interest bearing cash investments resulting from the net consideration we received during the six months ended September 30th, 2006, from the three settlement and license agreements we entered into in April 2006.

We had a net loss of approximately $235,000 or approximately $0.01 per share for the six months ended September 30th, 2006, versus a net loss of approximately $3 million, or approximately $0.15 per share for the six months ended September 30th, 2005. This represents an improvement in our net loss of approximately $2.8 million or approximately $0.14 per share, for our six months ended September 30th, 2006, versus our six months ended September 30th, 2005.

For our fiscal year 2007, we continue to anticipate achieving a goal of break even. We had approximately $9.7 million in working capital as of September 30th, 2006 and a cash and cash equivalence balance of approximately $11.1 million as at September 30th, 2006.

Now I’ll turn the call back to Patrick for some closing remarks.

Patrick Gaines:

Thank you, Richard. In summery, quarterly two was a busy and successful quarter. We believe our results for the quarter and the first six months confirm that we are in the process of building a stable foundation for long term profitable growth. We saw promising revenue increases in both our software licensing and our intellectual property licensing, particularly with respect to ongoing forward running royalties, and we are pleased to see published reports of increasing market acceptance for the transaction types underlying these revenue streams.

In areas where we did not see increases, we decided to combine operations in order to generate cost savings of $500,000 per year, while still maintaining the same level of service to clients and also maintaining our strategy of providing end-to-end payment solutions to our clients. In order to build upon our platform we continue to be active during the past quarter with respect to exploring strategic corporate opportunities. We continue to anticipate these activities could possibly involve merger or acquisition events that we believe could either complement or supplement our existing business growth. As with other initiatives, including additional licenses and the development of new intellectual property, there can be no assurance that the exploration of such strategic opportunities will result in a single event. We plan to update you in the event we have something definitive to report.

Thank you and with that, I’ll turn the call back to the operator so we can take your questions.

Operator:

Ladies and gentlemen, if you would like to ask a question, simply press the one key on your touch-tone phone. Please be aware that if the one key is pressed a second time it will withdraw your question.

The first question comes from the line of Rich Sack. Rich, go ahead with your question.

Rich Sack:
Yes, I was wondering if we’ve had any indication on the patent re-issuance.

Patrick Gaines:

We haven’t had any indication that the, that we’ve received a Notice of Allowance and I know that the PTO has a web site and I know that we have shareholders who follow the web site, and I can tell you that in the last five patents that we’ve had issued, the key notice that people should focus in on is the notice of allowance. Up to that time, it’s mostly administrative work and I wouldn’t put any credence whatsoever in anything other than the Notice of Allowance. Once we have a Notice of Allowance, we will announce that fact.

Operator:

The next question comes from the line of John Kraft with DA Davidson. Go ahead with your question.

John Kraft:

Hi Pat.

Patrick Gaines:

Hi John.

John Kraft:

I guess I just wanted to follow up on a couple of your prepared remarks. The CheckFree related to ARC revenues, you said that that would be increasing and then you also said it would be evening or less lumpy. Why is that? Is that simply larger numbers?

Patrick Gaines:

Yeah, we think that they’re having more success in moving the integrated products that we’ve produced together, and they also, CheckFree also announced last month that they’re using the same integrated product to offer BOC products to merchants as well.

John Kraft:

And you’re paid on a transaction basis right? Or it’s a portion of it…

Patrick Gaines:

Yes. Yes, we are.

John Kraft:

And then, on the royalties, is the royalties that you’re talking about expecting more contribution from, is that specifically I guess, and only the point of presentment POP?

Patrick Gaines:

Yes, that’s what we were talking about today, yes.

John Kraft:

But you’re not receiving it from any of the other components of conversion?

Patrick Gaines:
We are receiving; we are receiving royalties from the other components but not to the same degree as POP at this time.

John Kraft:

Okay, thanks a bunch.

Patrick Gaines:

Okay.

Operator:

The next question comes from the line of Steven Hecht with Jaffoni and Collins.

Steven Hecht:

Hello?

Patrick Gaines:

Hello.

Steven Hecht:

Pat?

Patrick Gaines:

Hi Steven.

Steven Hecht:

Good afternoon. Just a question on a merger and acquisition you touched upon. There’s some questions how successful previous acquisitions were by LML and what type of acquisition would you be looking at in the future, what kind of, you know, what part of your business, and maybe the size, you know, that you’re considering, and would you have to take on debt to make that acquisition?

Patrick Gaines:

Thanks, Steve. We haven’t made public that information, other than the fact that we’re looking at opportunities in that area that would either complement or supplement our existing businesses. So, that would be in the payments, the check processing arena, or perhaps the credit card switching arena or any one of the arenas that we’re doing business in today.

Steven Hecht:

And that would be accretive to what we would hope to be earnings?

Patrick Gaines:

That’s one of the things we need to accomplish, is to make sure it is accretive.

Steven Hecht:

Right. Okay, well thank you Pat.

Patrick Gaines:

Thanks Steve.

Operator:

The next question comes from the line of Steve Lipton with Botco Incorporated. Go ahead with your question.

Steve Lipton:

Hello Pat, how are you doing?

Patrick Gaines:

Good thanks, Steve. How are you?

Steve Lipton:

Fine. You know, I don’t see any real evidence, big numbers coming down on the revenue side real soon. Do you have any big plans as far as cutting some more expenses in the near term?

Patrick Gaines:

Well, I think as we said in the prepared remarks today, we see that the business, the business combination between our primary and secondary operations is expected to produce about $500,000 in cost savings annually while at the same time, you know, keeping up with the same service level to our clients.

Steve Lipton:

Yeah, but you don’t see any bigger numbers than that any time soon? I mean you’re getting some good revenue increases; it’s just that more profitable numbers (inaudible) need to go up from there is cut expense.

Patrick Gaines:

Right. I think that the $500,000 represents a fairly significant chunk of our operating expenses.

Steve Lipton:

Okay. Thank you.

Operator:

The next question we have comes from Jeff Leech with Leech Gary Asset Management. Jeff, go ahead with your question.

Jeff Leech:

Hey Pat, how are you?

Patrick Gaines:

I’m good Jeff, how are you?

Jeff Leech:

Oh, I’ve been better, been better. Just concern about the price value of the stock and what’s going forward. What do I tell my clients, to you know, give them a little life to see if you guys can build under this thing. Question I had is that I’ve seen a lot of local retailers here in Atlanta that have recently did the deal with CheckFree and there’s a bunch of big stores around town that are now doing the certification right there and handing your check back to you, and the question was, why is it that CheckFree is getting this business, and we’re not?

Patrick Gaines:

Well, CheckFree is serving, selling directly into that marketplace Jeff and we are not.

Jeff Leech:

Why are we having such a difficult time with the organic side of the business? That’s a big question.

Patrick Gaines:

Well, I think that we started out selling the POP transactions and we’ve been disappointed, as many people have, in the adoption rate from merchants to POP.

Jeff Leech:

Well, how’s the BOC coming along? Is that, are we getting close to being able to offer that?

Patrick Gaines:

That’s right, and we mentioned that in our last quarter conference call, that we have been working with vendors to provide a BOC solution to smaller retailers. We’ve also worked, as I mentioned today, with the CheckFree people with providing BOC solutions to larger folks. So yes, we are indeed working to provide BOC solutions, as well.

Jeff Leech:

Now, another question. Now, if the patent comes back and everything is, and it get reissued like you want it, I’ve been told that you’ve got actually quite a few people out there, quite a few organizations out there that you feel that they’re infringing on the particular patent. Is that the case? Is Kirkland Ellis prepared and ready to go after these people, or, give us an update on that?

Patrick Gaines:

Well we have, as we mentioned, we’ve got a strategy in place for our licensing of our patents, whether they’re existing or whether they’re new. That strategy includes enforcement actions, and yes, Kirkland Ellis has been assisting us in developing that strategy and executing that strategy. That would be the case in the future.

Jeff Leech:

Right. I get the feel that this patent is, I think, more important than I think a lot of people realize and maybe that’s one reason why the stock is where it is today. I don’t know if that’s true or not, but it seems like the company is basically becoming intellectual property play (sp?). Do you agree with that, or do you think there’s enough on the other side, where you can grow the organic side, or is it an intellectual property play?

Patrick Gaines:

No, I don’t think so, and I think the numbers that we announced today bear that out.

Jeff Leech:

Okay. Well you know, it’s one of these deals. We’ll see. I hope you guys have made the right decisions because there’s a lot of people that are not very happy with the price of the stock and what’s been going on, so I hope…I wish you luck.